Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective upon on the Effective Date, is made between:

ExxonMobil Research and Engineering Company (“EMRE”), a Delaware corporation, having offices at 1545 Route 22 East, Annandale, New Jersey 08801, and

FuelCell Energy, Inc., (“FCE”), a Delaware corporation, having offices at 3 Great Pasture Road, Danbury, Connecticut 06810.

wherein EMRE and FCE are each a “Party” and collectively the “Parties.”

BACKGROUND

EMRE and FCE are engaged in collaborative research and development projects to evaluate and develop new and/or improved molten carbonate fuel cells to reduce carbon dioxide emissions as defined in the JDA.

EMRE desires to acquire, and FCE is willing to grant, additional rights and licenses under FCE Information and FCE Patents, subject to the terms and conditions set forth in this Agreement.

TERMS AND CONDITIONS

1. PAYMENT.

In consideration for the grants herein, EMRE will make a one-time ten-million United States dollars ($10,000,000 USD) payment to FCE payable within fifteen (15) days of receipt of invoice issued on or after the Effective Date of this Agreement. Payment details (i.e., bank wire transfer instructions) shall be provided in the invoice.

2. GRANTS.

2.1	Grants. FCE agrees to grant and hereby grants to EMRE and its Affiliates a non-exclusive, worldwide, fully paid-up (upon payment of the amount set forth in Section 1 (Payment)), perpetual, irrevocable (subject to Section 2.5 (Vesting)), non-transferable (except pursuant to Section 5.1 (Assignment)) license and right under FCE Information and FCE Patents, in each case, to the extent it is useful to research, develop, and commercially exploit carbonate fuel cells in applications in which the fuel cells concentrate carbon dioxide from industrial and power sources, and for any other purpose attendant thereto or associated therewith. Said right and license shall be sub-licensable to third parties performing work for or with EMRE or its Affiliates (including, but not limited to, sublicensing research and development partners and entities deploying units, for or with EMRE or its Affiliates, at sites owned or operated by entities other than EMRE or its Affiliates), but shall not otherwise be sub-licensable.

2.2	Asset Sale. Any transfer, including any sale, lease or grant of lien, of one or more of FCE Patents and FCE Information is subject to the grants herein.

2.3	No Ownership Interest. This Agreement does not provide ownership of any FCE Patents or FCE Information, unless provided in a separate agreement (e.g., the JDA).

2.4	Bankruptcy. To the extent a court of competent jurisdiction determines that this Agreement is subject to assumption or rejection under Title 11 of the U.S. Code (the “Bankruptcy Code”):

(a) All rights and licenses granted to EMRE and its Affiliates under or pursuant to this Agreement are, and will otherwise be deemed to be, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of the Bankruptcy Code.

(b) If a case is commenced under the Bankruptcy Code by or against FCE and this Agreement is rejected as provided in the Bankruptcy Code, and EMRE or any of its Affiliates elects to retain its rights hereunder as provided in the Bankruptcy Code, then EMRE and its Affiliates shall retain all rights hereunder in perpetuity without further royalty payments of any kind and FCE (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a trustee) shall not interfere with such rights.

2.5	Vesting. Upon payment of the amount set forth in Section 1 (Payment), EMRE and its Affiliates shall be fully vested in the rights and licenses granted in Section 2.1 (Grants), and said rights and license shall be irrevocable.

3. PUBLICITY and confidentiality.

3.1	Agreement. The Agreement is confidential. The Parties agree, except as otherwise stated herein, not to make any disclosure concerning the Agreement or the terms and conditions thereof to any third party, without first obtaining the written consent of the other Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Parties may disclose this Agreement or the terms and conditions thereof to Affiliates, subject to confidentiality. Further, the Parties may disclose this Agreement or the terms and conditions thereof to third parties in connection with (1) transactions with existing and potential investors or lenders; (2) disputes; (3) compliance requirements of governmental or regulatory authorities, including filings required by security regulations; (4) recording rights and licenses with the United States Patent and Trademark Office; and (5) transactions with actual and potential successors and assignees and actual and potential licensees or sublicensees, provided to the extent possible, in each instance (1)-(5), such Party will use reasonable efforts to limit further dissemination of such information.

3.2	FCE Information. Any confidential FCE Information provided by FCE shall be subject to the confidentiality terms of the agreement (if any) under which the information was provided.

WARRANTIES.

4.1	Maintenance. The Parties agree that FCE is under no obligation to maintain any FCE Patent or portion thereof or pursue issuance of any pending claims or applications included in any FCE Patent.

4.2	Warranties. FCE warrants that it has the authority to grant the license in Section 2.1 (Grants) and that there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement.

5. GENERAL PROVISIONS.

5.1	Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their successors, including without limitation any successor owners of any FCE Patents or FCE Information. Subject to the terms and conditions of this Agreement, the Agreement is assignable by a Party to any of its Affiliates, but will not otherwise be assignable, including any assignment by operation of law, by either Party without the prior written consent of the other Party. Any and all assignments of this Agreement or of any part thereof not made in accordance with this Article will be void.

5.2	Integration. This Agreement contains the entire agreement of the Parties solely with respect to the subject matter of this Agreement. This Agreement supersedes any prior agreements, understandings, or negotiations, whether written or oral solely with respect to the subject matter of this Agreement. This Agreement can only be amended through a written document formally executed by all Parties.

5.3	Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been given if delivered to the other Party at its address set forth below or to such other address designated by said Party in writing:

If to EMRE:

For notices related to invoices:

Attn:	Brian C. McClaine,
R&D Planning Manager
brian.c.mcclaine@exxonmobil.com

For notices other than invoices:

Attn:	Vice President, Research & Development
cc to Managing Counsel, Law
ExxonMobil Research and Engineering Company
1545 Route 22 East,
Annandale, New Jersey 08801

If to FCE:

Attn:	President/CEO
FuelCell Energy, Inc.
3 Great Pasture Road,
Danbury, Connecticut 06810

Such notice shall be deemed to be sufficiently given by the earliest of: (a) delivering the same to a reputable courier service which requires a signature upon delivery; (b) mailing the same by registered or certified first-class mail, postage prepaid, return receipt requested; (c) sending the same by facsimile transmission upon receipt confirmation (followed by mailing of same); (d) sending the same by electronic mail upon receipt confirmation; or (e) actual receipt by the addressee.

5.4	Governing Law. The validity and interpretation of this Agreement, and the legal relations of the Parties to it, will be governed by the laws of the State of New York, U.S.A., without recourse to its conflicts of law rules.

5.5	Execution. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party as of the date of receipt thereof by the receiving Party.

6. DEFINITIONS.

6.1	“Affiliate(s)” means any legal entity which, directly or indirectly, at the time in question, controls, is controlled by, or is under common control with the designated Party. For the purposes of this definition, control is defined as direct or indirect ownership of fifty (50%) or more of the voting interest or economic interest in the controlled entity or such other relationship whereby the controlling entity determines or has the right to determine the majority of the Board of Directors or an equivalent governing body of the controlled entity. With respect to ExxonMobil, “Affiliate(s)” shall additionally include (i) any joint venture in which Exxon Mobil Corporation or any ExxonMobil “Affiliate” as defined above (“the ExxonMobil Group”) is the operator and (ii) joint ventures operated by others in which any entity in the ExxonMobil Group has an ownership or equity interest or a production sharing arrangement.

6.2	“Effective Date” means the date this Agreement is signed by the later Party to sign.

6.3	“JDA” means the Joint Development Agreement between the Parties, effective April 30, 2016, bearing EMRE reference number EM09080 (“JDA”).

6.4	“FCE Patents” means all patents and patent applications (including continuations, continuations-in-part, or divisions thereof, including any patent resulting therefrom, and reissues, re-exams or extensions thereof, and revisions thereof arising from oppositions, inter partes proceedings, or other patent office or judicial proceedings) of all countries, filed on or before April 30, 2021, that is owned or controlled by FCE or its Affiliates (in the sense of having the right to license without accounting to others).

6.5	“FCE Information” means all technical information, data, know-how, expertise, and materials (including hardware, samples, models, algorithms, and software), calculations, innovations, inventions, discoveries, improvements, formulations, manufacturing techniques, equipment designs, methods, processes, and the like, that are owned or controlled by FCE or its Affiliates (in the sense of having the right to license without accounting to others) and provided directly by FCE or its Affiliates to EMRE or its Affiliates under any agreement or otherwise, on or before April 30, 2021.

INTENDING TO BE LEGALLY BOUND, EMRE and FCE have caused this Agreement to be executed by their duly authorized representatives.

EXXONMOBIL RESEARCH AND ENGINEERING COMPANY		FUELCELL ENERGY, INC.

By:	/s/ Vijay Swarup	By:	/s/ Michael S. Bishop

Name:	Vijay Swarup	Name:	Michael S. Bishop

Title:	VP, Research & Development	Title:	EVP & Chief
Financial Officer
Date:	June 8, 2019
		Date:	June 11, 2019

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